Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Anaplan, Inc.:

We consent to the incorporation by reference in the registration statements (Form S-8 Nos. 333‑227798 and 333-232048) of Anaplan, Inc. of our report dated March 30, 2020, with respect to the consolidated balance sheets of Anaplan, Inc. as of January 31, 2020 and 2019, the related consolidated statements of comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended January 31, 2020, and the related notes (collectively, the Consolidated Financial Statements), and the effectiveness of internal control over financial reporting of Anaplan, Inc. as of January 31, 2020, which report appears in the annual report on Form 10‑K of Anaplan, Inc. for the year ended January 31, 2020.

Our report on the Consolidated Financial Statements refers to a change in the method of accounting for leases due to the adoption of Accounting Standards Codification Topic 842, Leases as of February 1, 2019.

/s/ KPMG LLP

San Francisco, California
March 30, 2020